UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2021

10X CAPITAL VENTURE ACQUISITION CORP

(Exact name of registrant as specified in its charter)

Delaware	001-39737	85-2446849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 World Trade Center, 85th Floor New York, NY	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 257-0069

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant	VCVCU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	VCVC	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	VCVCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into A Material Definitive Agreement.

On February 3, 2021, 10X Capital Venture Acquisition Corp, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among REE Automotive Ltd, a corporation organized under the laws of Israel (“REE”), Spark Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and the Company, which provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of REE (the Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Business Combination, REE will list as a publicly-traded company on Nasdaq and will continue to conduct the automotive technology business conducted by REE prior to the Business Combination.

The Merger Agreement

Immediately prior to the effective time of the Business Combination (the “Effective Time”), (i) each preferred share, par value NIS 0.01 each, of REE (each, a “REE Preferred Share”) will be converted into ordinary shares, par value NIS 0.01 each, of REE (each, a “REE Class A Ordinary Share”) in accordance with REE’s organizational documents and (ii) immediately following such conversion but prior to the Effective Time, REE will effect a stock split of each REE Class A Ordinary Share into such number of REE Class A Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each REE Class A Ordinary Share will have a value of $10.00 per share after giving effect to such stock split (the “Stock Split” and, together with the conversion of REE Preferred Shares, the “Capital Restructuring”).

The Stock Split will be calculated based upon an enterprise valuation of REE of $3.0 billion on a cash-free and debt-free basis, estimated at the time of the signing of the Merger Agreement. No purchase price adjustments will be made in connection with the closing of the transactions contemplated by the Merger Agreement.

Pursuant to the Merger Agreement, immediately prior to the Effective Time, (i) each issued and outstanding unit of the Company comprising one share of Company Common Stock and one-half of one warrant to purchase one share of Company Common Stock, shall be automatically separated and the holder thereof shall be deemed to hold one share of Company Common Stock and one-half of one Company warrant; and (ii) each outstanding share of Class B common stock, par value $0.0001 per share, of the Company (“Company Class B Common Stock”) shall convert into 1.5763975 (the “Class B Share Conversion Ratio”) shares of Company Common Stock. Immediately thereafter, each outstanding share of Company Common Stock will be converted into the right to receive one newly issued REE Class A Ordinary Share. The Company’s amended and restated certificate of incorporation provides that, upon conversion of the Company Class B Common Stock into Company Common Stock, the holders of Company Class B Common Stock shall be entitled to receive a number of additional shares (the “Anti-Dilution Shares”) of Company Common Stock equal to 25% of the number of shares of Company Common Stock issued to the PIPE Investors. Pursuant to the Letter Agreement (as defined under “Letter Agreement” below), the holders of the shares of the Company Class B Common Stock have agreed to waive their right to receive any Anti-Dilution Shares in excess of 2,900,000 (the “Conversion Ratio Adjustment”), with such waiver resulting in the Class B Share Conversion Ratio. In addition, up to 1,500,000 of the 2,900,000 Anti-Dilution Shares to be received upon the conversion of the Company Class B Common Stock will be subject to subsequent forfeiture without consideration if trading prices of REE Class A Ordinary Shares specified below are not achieved following the Business Combination. The Company’s outstanding warrants to purchase one share of Company Common Stock shall be converted into the right to receive an equal number of warrants to purchase one REE Class A Ordinary Share (the “REE Warrants”).

REE’s ordinary shares will be divided into two classes. The REE Class A Ordinary Shares will each have one vote per share. The REE Class B Ordinary Shares will each have 10 votes per share. All of the REE Class B Ordinary Shares will initially be held by the Founders. As a result of their equity ownership following the consummation of the Business Combination, each Founder will have approximately 39% of the total voting power of the REE Class A Ordinary Shares. The REE Class B Ordinary Shares will be cancelled and have no further voting rights with respect to any Founder who: (i) holds less than 33% of the REE Class A Ordinary Shares (including those underlying vested and unvested options); (ii) whose employment as an executive officer is terminated other than for cause or who resigns as an officer of REE and also ceases to serve as a director; (iii) who dies or is permanently disabled, except that if the other Founder holds REE Class B Ordinary Shares at such time, then the REE Class B Ordinary Shares held by the Founder who dies or is permanently disabled will automatically be transferred to the other Founder; or (iv) whose employment as an executive officer is terminated for cause. A termination for cause requires a unanimous decision of the board of directors of REE other than the affected Founder. In addition, all of the REE Class B Ordinary Shares shall automatically convert into REE Class A Ordinary Shares upon the tenth anniversary of the Closing.

Redemption Offer

Pursuant to the Company’s amended and restated certificate of incorporation and in accordance with the terms of the Merger Agreement, the Company will be providing its public stockholders with the opportunity to redeem, upon the Effective Time, their respective shares of Company Common Stock for cash equal to the applicable pro rata share of the aggregate amount on deposit as of two business days prior to the consummation of the Business Combination in the Company’s trust account (which holds the proceeds of the Company’s initial public offering, less taxes payable).

Representations, Warranties and Covenants

Each of REE, the Company and Merger Sub have made representations, warranties and covenants in the Merger Agreement that are customary for transactions of this nature. The representations and warranties of the Company, Merger Sub and REE will not survive the closing of the Business Combination (the “Closing”).

Conditions to Consummation of the Business Combination

Consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions of the respective parties, including, among others, that (i) the Business Combination be approved by the Company’s stockholders and REE’s shareholders; (ii) there has been no material adverse effect (as defined in the Merger Agreement) that is continuing with respect to REE or the Company since the date of the Merger Agreement; (iii) certain fundamental representations and warranties of the Company and REE shall be true and correct in all material respects on and as of the date of the Merger Agreement and as of the date of the Closing (the “Closing Date”) and all other representations and warranties shall be true and correct on and as of the date of the Merger Agreement and as of the Closing Date except where failure to be true and correct has not had and would not reasonably be likely to have a material adverse effect (as defined in the Merger Agreement); (iv) the Company and REE shall have performed all agreements and covenants required by the Merger Agreement at or prior to the Closing Date in all material respects; (v) the Company will have at least $5,000,001 of net tangible assets immediately following the Closing (after giving effect to the redemption of public shares by the Company’s public stockholders pursuant to the redemption offer described above and the PIPE Investment (as defined below)); (vi) the Capital Restructuring shall have been completed; (vii) the REE Class A Ordinary Shares and REE Warrants shall be approved for listing on Nasdaq upon Closing; (viii) the PIPE Investment and the funding of the PIPE Investment amount shall have been consummated or will be consummated substantially concurrently with the Closing; and (ix) the Company shall have at least $225,000,000 in cash and cash equivalents at the time of the Closing (after giving effect to, among other things, the redemption of public shares by the Company’s public stockholders pursuant to the redemption offer described above).

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Business Combination (i) by mutual written consent of the Company and REE; (ii) by either the Company or REE if the closing of the transactions contemplated in the Merger Agreement has not occurred by August 15, 2021 (the “Outside Date”), except that the right to so terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions (as defined in the Merger Agreement) to occur on or before such date and such action or failure to act constitutes a material breach of the Merger Agreement; (iii) by either the Company or REE if a governmental entity has issued an order or decree or has taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Business Combination, which order, decree or other action is final and nonappealable; (iv) by REE or the Company, as applicable, if the other party has breached any of its covenants, representations or warranties under the Merger Agreement, or if any representation or warranty shall have become untrue, in either case, such that the closing conditions to the Merger Agreement would not be satisfied, and the breaching party has not cured such breach within the time periods provided for in the Merger Agreement; (v) by either the Company or REE, if, at the meeting of the Company’s stockholders held to approve the Business Combination (including any adjournments thereof), the Merger Agreement, the Business Combination, and the other transaction proposals contemplated by the Merger Agreement are not duly adopted by the Company’s stockholders by the requisite vote under applicable legal requirements and the Company’s organizational documents; (vi) by either the Company or REE, if, at the meeting of REE’s shareholders held to approve the Business Combination (including any adjournments thereof), the Merger Agreement, the Business Combination, and the other transaction proposals contemplated by the Merger Agreement are not duly adopted by REE’s shareholders by the requisite vote under applicable legal requirements and REE’s organizational documents; (vii) by REE, if, prior to receipt of approval of the stockholders of the Company, the board of directors of the Company changes its recommendation with respect to the Business Combination, as permitted by the Merger Agreement; (viii) by the Company, if the REE shareholders necessary to approve the Business Combination, the Merger Agreement, and the transactions contemplated thereby do not deliver voting agreements in support of the transaction within 45 days following the signing of the Merger Agreement; or (ix) by either the Company or REE, if, at the Closing, the condition regarding the aggregate amount of available funds described above is incapable of being satisfied at the Closing.

If the Merger Agreement is validly terminated, no party thereto will have any liability or any further obligation to any other party under the Merger Agreement, with certain limited exceptions, including liability for any intentional fraud or willful breach of the Merger Agreement.

The Merger Agreement has been approved by the Company’s board of directors, and the board has recommended that the Company’s stockholders adopt the Merger Agreement and approve the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The Company does not believe that these schedules contain information that is material to an investment decision. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Company, its executive officers and directors (the “Insiders”), the Sponsor, REE and the REE shareholders party thereto (together with the Insiders and the Sponsor, the “Voting Parties”) entered into a Support Agreement (the “Support Agreement”), pursuant to which each of the Voting Parties agreed to, among other things, in their respective capacities as a Company stockholder or REE shareholders, as applicable, vote their shares of Class A Common Stock in favor of the Business Combination at every meeting of the Company stockholders’ to be held to approve the Business Combination, and vote their REE Class A Ordinary Shares in favor of the Business Combination at every meeting of REE shareholders to be held to approve the Business Combination, as applicable. In addition, each of the Voting Parties agreed not to transfer, directly or indirectly, any of their voting securities of the Company or REE until the earliest of the Effective Time or the date on which the Merger Agreement is terminated in accordance with its terms, subject to certain exceptions described in the Support Agreement. Under the terms of the Support Agreement, the Sponsor and the Insiders each agreed to waive and not to assert or perfect any rights of appraisal or rights to dissent from the transactions contemplated in the Merger Agreement, and not to exercise any right to redeem any Class A Common Stock.

Letter Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Company, its executive officers and directors (the “Insiders”), the Sponsor and REE entered into a SPAC Letter Agreement (the “Letter Agreement”).

Under the terms of the Letter Agreement, the Sponsor, as the holder of all outstanding shares of Class B Common Stock, has agreed to waive its right to receive any Anti-Dilution Shares in excess of the number of shares of Company Common Stock issuable pursuant to the Class B Share Ratio. In addition, the Sponsor has agreed in the Letter Agreement to forfeit and surrender, after the closing of the Business Combination, (i) a number of Class A Ordinary Shares of REE equal to (i) 1,500,000 if the volume weighted average trading price of the Class A Common Stock of the Company on the date of the closing of the Business Combination (the “First Day Trading Price”) is less than $13.00, (ii) 1,000,000 if the First Trading Day Price equals or exceeds $13.00 but is less than $16.00, (iii) 500,000 if the First Trading Day Price equals or exceeds $16.00 but is less than $20.00, and (iv) 0 if the First Trading Day Price equals or exceeds $20.00.

Investors’ Rights Agreement

Concurrently with the execution and delivery of the Merger Agreement, REE, the Company, the Sponsor, the Insiders, and certain Legacy REE Shareholders entered into an Investors’ Rights Agreement (the “Investors’ Rights Agreement”), to be effective as of the Effective Time, pursuant to which REE agreed to file a registration statement as soon as practicable following the exercise of a demand registration right by certain significant shareholders of REE to register the resale of certain registrable securities under the Securities Act, subject to required notice provisions to other shareholders party thereto. Certain Legacy REE Shareholders party to the Investors’ Rights Agreement will be entitled to an aggregate of three demands and the Sponsor will be entitled to two demands. REE also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, REE is required to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities. REE also agreed to file a resale shelf registration statement within 30 days of the Closing to register the resale of the REE Class A Ordinary Shares and REE Warrants held by the Sponsor. In addition, in connection with the execution of the Investors’ Rights Agreement, the Company is obligated to terminate the existing registration rights agreement, dated November 24, 2020. The Investors’ Rights Agreement also provides that REE will pay certain expenses relating to such registrations and indemnify the securityholders party thereto against certain liabilities.

Under the terms of the Investors’ Rights Agreement, the Sponsor has agreed that it shall not transfer any of its REE Class A Ordinary Shares issued in connection with the Business Combination until (i) with respect to 25% of such shares, the date that is 90 days following the Closing Date, and (ii) with respect to 75% of such shares, the first to occur of (x) the date that is 12 months following the Closing Date and (y) such time as the closing price of the REE Class A Ordinary Shares equals or exceeds $13.00 per share for any 20 trading days out of 30 consecutive trading days following the Closing Date; provided that if the condition set forth in this subclause (y) is met prior to the date that is 180 days following the Closing Date, the restriction on such shares shall expire on the date that is 180 days following the Closing Date (the “Sponsor Lock-Up Period”). Further, each Insider has agreed that it shall not transfer any of its REE Class A Ordinary Shares issued in connection with the Business Combination until the date that is 180 days following the Closing Date. The foregoing restrictions on transfer of the Sponsor’s and the Insiders’ REE Class A Ordinary Shares shall terminate and no longer be applicable upon the date following the Closing Date on which the REE completes a liquidation, merger, capital stock exchange, or other similar transaction that results in all of REE’s shareholders having the right to exchange their REE Class A Ordinary Shares for cash, securities or other property. The Sponsor also has agreed not to transfer any of its REE Warrants until 30 days after the Closing Date.

PIPE Subscription Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain institutional accredited investors (the “PIPE Investors”), including affiliates of the Sponsor, entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to subscribe for and purchase up to 30,000,000 shares of Company Common Stock (the “PIPE Shares”) at a purchase price per share of $10.00. The purchase of the PIPE Shares will be consummated immediately prior to the Closing.

Exhibits

A copy of the Merger Agreement, the form of the Subscription Agreements, the form of Support Agreement, the form of Letter Agreement and the form of Investors’ Rights Agreement will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 2.1, Exhibit 10.1, 10.2, 10.3, and 10.4, respectively, and the foregoing descriptions of each of the Merger Agreement, the form of the Subscription Agreements, the Support Agreement, the Letter Agreement and the Investors’ Rights Agreement are qualified in their entirety by reference thereto.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under the heading “PIPE Subscription Agreements” in Item 1.01 above is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference is the investor presentation that will be used by the Company in making presentations to certain existing and potential stockholders of the Company with respect to the Business Combination.

Attached hereto as Exhibit 99.2 and incorporated into this Item 7.01 by reference is a copy of the joint press release issued on February 3, 2021 by the Company and REE announcing the execution of the Merger Agreement.

Attached hereto as Exhibit 99.3 and incorporated into this Item 7.01 by reference is a copy of the transcript of a pre-recorded investor presentation provided on February 3, 2021 with respect to the Business Combination.

The information in this Item 7.01 (including Exhibits 99.1, 99.2 and 99.3) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Additional Information About the Transactions and Where to Find It

REE intends to file with the SEC a Registration Statement on Form F-4, which will include a preliminary proxy statement/prospectus in connection with the Business Combination. The Company will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus, and amendments thereto, and the definitive proxy statement/prospectus in connection with the Company’s solicitation of proxies for its stockholders’ meeting to be held to approve the Business Combination because the proxy statement/prospectus will contain important information about the Company, REE and the Business Combination. The definitive proxy statement/prospectus will be mailed to stockholders of the Company as of a record date to be established for voting on the Business Combination. Stockholders will also be able to obtain copies of the Registration Statement on Form F-4 and the proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: 10X Capital Ventures Acquisition Corp, 1 World Trade Center, 85th Floor, New York, NY 10007, Attn: Hans Thomas.

Participants in Solicitation

The Company, REE and certain of their respective directors and officers may be deemed participants in the solicitation of proxies of the Company’s stockholders with respect to the approval of the Business Combination. Information regarding the Company’s directors and officers and a description of their interests in the Company is contained in the Company’s final prospectus dated November 24, 2020 filed with the SEC. Additional information regarding the participants in the proxy solicitation, including Shift’s directors and officers, and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Registration Statement on Form F-4 and the definitive proxy statement/prospectus for the Business Combination when available. Each of these documents is, or will be, available at the SEC’s website or by directing a request to the Company as described above under “Additional Information About the Transaction and Where to Find It.”

In connection with the Business Combination, at any time prior to the special meeting to approve the Business Combination, certain existing Company stockholders, which may include certain of the Company’s officers, directors and other affiliates, may enter into transactions with stockholders and other persons with respect to the Company’s securities to provide such investors or other persons with incentives in connection with the approval and consummation of the Business Combination. While the exact nature of such incentives has not yet been determined, they might include, without limitation, arrangements to purchase shares from or sell shares to such investors and persons at nominal prices or prices other than fair market value. These stockholders will only effect such transactions when they are not then aware of any material nonpublic information regarding the Company, REE or their respective securities.

Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to the Company’s and REE’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements concerning the timing of the Business Combination; the business plans, objectives, expectations and intentions of the public company once the transaction is complete, and REE’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on the Company’s or REE’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s or REE’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of the Company or other conditions to closing in the Merger Agreement; (3) the ability of the public entity to meet Nasdaq’s listing standards following the Business Combination; (4) the inability to complete the private placement; (5) the risk that the proposed transaction disrupts current plans and operations of Shift as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and agents and retain its management and key employees; (7) costs related to the proposed transaction; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the potential transaction; (9) the possibility that REE may be adversely affected by other economic, business, regulatory and/or competitive factors; (10) the outcome of any legal proceedings that may be instituted against the Company, REE or any of their respective directors or officers, following the announcement of the potential transaction; and (11) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments.

Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Company’s most recent annual report on Form 10-K, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov, and will also be provided in the Registration Statement on Form F-4 and the Company’s proxy statement/prospectus when available. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company and REE undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in the Company and is not intended to form the basis of an investment decision in the Company. All subsequent written and oral forward-looking statements concerning the Company and REE, the proposed transaction or other matters and attributable to the Company and REE or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description

99.1	Investor Presentation
99.2	Press Release, dated February 3, 2021
99.3	Script for February 3, 2021 Investor Call

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

10X CAPITAL VENTURE ACQUISITION CORP

Dated: February 3, 2021	By:	/s/ Hans Thomas
Name: Hans Thomas
Title: Chairman and Chief Executive Officer